Exhibit 10.18

2340 Drew St, LLC

As Landlord

and

Homeowners Choice, Inc

As Tenant

LEASE AGREEMENT

Dated: April 8th, 2008

– i –

28.	REPRESENTATIONS AND WARRANTIES OF TENANT	14

29.	NON-RECOURSE TO LANDLORD	14

30.	WAIVER OF JURY TRIAL	14

– ii –

EXHIBIT A – PROPERTY LEGAL DESCRIPTION

EXHIBIT B – TENANT IMPROVEMENT & SCHEDULE 1

– iii –

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into as of the 8th day of April 2008, by and between 2340 Drew St, LLC having its principal office at 965 South Bayshore Boulevard, Safety Harbor, Florida 34695 (the “Landlord”), and Homeowners Choice, Inc, having its address at 145 NW Central Park Plaza, Suite 110, Port St. Lucie, FL 34986 (the “Tenant”).

R E C I T A L S:

A.    Landlord owns certain real property located at 2340 Drew St, Clearwater, Florida Pinellas County, Florida (“Property”), more particularly described in Exhibit A attached hereto and made a part hereof, and the building known as the Drew St property (“Building”).

B.    Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, approximately 6,000 usable square feet of the Building specified herein on the terms and conditions set forth herein.

C.    The Property is or may be, from time to time, subject to one or more mortgages in favor of one or more mortgagees (individually, “Mortgagee”) to secure certain indebtedness of the Landlord.

NOW, THEREFORE, in consideration of the foregoing and of the representations and agreements contained in this Lease Agreement, the parties agree as follows:

1.    LEASED PREMISES    Landlord hereby leases to Tenant, and Tenant leases from Landlord, office space located at 2340 Drew St, Suite 200, Clearwater, Florida 33765, containing approximately 6,000 usable square feet of space on the second floor of the Building, as shown on Exhibit A attached hereto and made a part hereof (the “Leased Premises”), upon the terms and conditions set forth in this Lease Agreement. Tenant accepts the Leased Premises in its current condition, subject to improvements as defined in Exhibit B. Landlord agrees to construct certain improvements in the Leased Premises, as specified in Exhibit B and made a part hereof. Except as expressly set forth in this Lease and in Exhibit B, Landlord shall have no obligation to make or pay for any improvements in or to the Leased Premises.

2.    TERM

(a)    The initial term (“Initial Term”) of this Lease Agreement shall commence upon receipt of the certificate of occupancy (“Commencement Date”), and shall expire five years thereafter. For the purpose of this Lease, the Commencement Date and the “Occupancy Date” are equivalent terms. Initial rent shall be due upon the Occupancy Date, subject to the completion of the improvements as defined in Exhibit B. Notwithstanding the above, if Landlord has not substantially completed the improvements set forth on Exhibit B on or before the Commencement Date then: (i) Tenant shall take possession of the Leased Premises on the date Landlord substantially completes the improvements and such date shall be deemed to be the Commencement Date and the Occupancy Date hereunder: and (ii), no rent shall be payable by Tenant for any period prior to such Occupancy Date, unless the Tenant elects to take possession prior to such date, whereupon rent shall be payable from the date such possession is taken.

(b)    The Term of this Lease Agreement shall mean the Initial Term and any renewal term, if any, but any renewal or extension of the Initial Term shall be at Tenant’s sole discretion and shall be subject to such terms and conditions as set forth in this Lease Agreement. Tenant may at its option extend the Initial Term for three (3) additional periods of five (5) years each. Tenant may exercise, such option by giving Landlord written notice at least six (6) calendar months before the end of each then current term. In the event Tenant exercises its option(s) to renew or extend the term hereunder, all terms and conditions set forth in this Lease Agreement shall continue in full force and effect, except the rent for Office Space and Common Area shall be as set forth in Option 1, Option 2, or Option 3 of Section 4, respectfully, depending upon which renewal term is at issue.

3.    USE    Tenant shall occupy, use and operate the Leased Premises only for professional service uses, including but not limited to insurance office use, and for no other purpose. Tenant shall not use or allow the Leased Premises or any part thereof to be used or occupied for an unlawful or disreputable purpose or in violation of any certificate of occupancy, temporary or otherwise, restrictions or regulations affecting the Leased Premises or in any manner which may constitute a nuisance, public or private, or unreasonable annoy or inconvenience other tenants of the Building, or make void or voidable any insurance then in force with respect thereto. Tenant shall conduct its operations in compliance with all applicable federal, state and local laws, ordinances, rules, regulations or orders related to Hazardous Substances (as defined in Section 10 hereof) and shall at all times keep the Leased Premises free and clear of any and all unpermitted or unauthorized Hazardous Substances.

Tenant shall at its own cost and expense promptly observe and comply with all laws, ordinances, requirements, orders, directives, rules and regulations of the federal, state, county, municipal or town governments and of all governmental authorities affecting its occupancy of and conduct of its business at the Leased Premises, whether the same are in force at the commencement of the Term of this Lease Agreement or may be in the future passed, enacted or directed.

4.    RENT

(a)    Tenant covenants and agrees to pay to Landlord a gross rent calculated during the Initial Term of this Lease Agreement in the amounts as set forth below in this Section 4(a) hereof. Such gross rent shall be payable in equal monthly installments in advance, without notice, demand, offset or deduction, on the first day of each month of the Initial Term. Such gross rent shall be due in the amounts set forth as follows PLUS APPLICABLE SALES TAX:

OFFICE

SPACE

Lease Year	Square Footage	Base Rent PSF	Additional PSF	Rent	Annual Rent	Monthly Rent
1	6000	$12.00	$8.00		$120,000.00	$10,000.00
2	6000	$12.00	$8.00		$120,000.00	$10,000.00
3	6000	$12.00	$8.00		$120,000.00	$10,000.00
4	6000	$12.00	$8.00		$120,000.00	$10,000.00
5	6000	$12.00	$8.00		$120,000.00	$10,000.00

Option 1	6000	$13.80	$9.20		$138,000.00	$11,500.00
2	6000	$13.80	$9.20		$138,000.00	$11,500.00
3	6000	$13.80	$9.20		$138,000.00	$11,500.00
4	6000	$13.80	$9.20		$138,000.00	$11,500.00
5	6000	$13.80	$9.20		$138,000.00	$11,500.00

Option 2	6000	$15.87	$10.58		$158,700.00	$13,225.00
2	6000	$15.87	$10.58		$158,700.00	$13,225.00
3	6000	$15.87	$10.58		$158,700.00	$13,225.00
4	6000	$15.87	$10.58		$153,700.00	$13,225.00
5	6000	$15.87	$10.58		$158,700.00	$13,225.00

Option 3	6000	$18.25	$12.17		$182,505.00	$15,208.75
2	6000	$18.25	$12.17		$182,505.00	$15,208.75
3	6000	$18.25	$12.17		$182,505.00	$15,208.75
4	6000	$18.25	$12.17		$182,505.00	$15,208.75
5	6000	$18.25	$12.17		$182,505.00	$15,208.75

COMMON

AREA

Lease Year	Square Footage	BaseRent PSF	Additional PSF	Rent	Annual Rent	Monthly Rent
1	1498	$12.00	$8.00		$29,960.00	$2,496.67
2	1498	$12.00	$8.00		$29,960.00	$2,496.67
3	1498	$12.00	$8.00		$29,960.00	$2,496.67
4	1498	$12.00	$8.00		$29,960.00	$2,496.67
5	1498	$12.00	$8.00		$29,960.00	$2,496.67

Option 1	1498	$13.80	$9.20		$34,454.00	$2,871.17
2	1498	$13.80	$9.20		$34,454.00	$2,871.17
3	1498	$13.80	$9.20		$34,454.00	$2,871.17
4	1498	$13.80	$9.20		$34,454.00	$2,871.17
5	1498	$13.80	$9.20		$34,454.00	$2,871.17

Option 2	1498	$15.87	$10.58		$39,622.10	$3,301.84
2	1498	$15.87	$10.58		$39,622.10	$3,301.84
3	1498	$15.87	$10.58		$39,622.10	$3,301.84
4	1498	$15.87	$10.58		$39,622.10	$3,301.84
5	1498	$15.87	$10.58		$39,622.10	$3,301.84

Option 3	1498	$18.25	$12.17		$45,569.16	$3,797.43
2	1498	$18.25	$12.17		$45,569.16	$3,797.43
3	1498	$18.25	$12.17		$45,569.16	$3,797.43
4	1498	$18.25	$12.17		$45,569.16	$3,797.43
5	1498	$18.25	$12.17		$45,569.16	$3,797.43

If the Lease Term ends on a day other than the last day of a calendar month, then the gross rent for the fractional month shall be appropriately prorated, based on a thirty (30) day month. “Rent” (which term shall include gross rent, base rent and additional rent as described in this Lease Agreement) shall be paid to Landlord, without deduction, offset or counterclaim, in lawful money of the United States of America at Xenia Management Corporation, 965 South Bayshore Boulevard, Safety Harbor, Florida 34695 or to such other person or at such other place as Landlord may from time to time designate in writing.

(b)    No payment by Tenant or receipt by Landlord of a lesser amount than that provided herein shall be deemed to be other than on account of the earliest stipulated rent; nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein.

(c)    Any installment of rent or additional rent not received by Landlord within five (5) days after it is due shall be subject to a late charge of four percent (4%) of such installment.

(d)    In the event that the Term commences after the first day of a month, or expires prior to the last day of a month, rent for such month shall be prorated.

(e)    Except as expressly provided in this Lease Agreement, Tenant shall not make any prepayment of rent.

(f)    Tenant shall also pay to Landlord, with each payment of gross rent, all local, state or federal sales or rental taxes which are now or in the future due thereon or in connection therewith.

5.    GROSS RENT    The gross rents set forth in Section 4 above shall not be increased or decreased because of any increases or decreases in Landlord’s costs, such as but not limited to real estate taxes or insurance costs.

6.    SECURITY DEPOSIT    Landlord and Tenant acknowledge and agree that Landlord will receive from Tenant, Inc the sum of ONE month’s rent (the “Deposit”) as a security deposit in connection with the lease between Landlord and Tenant for the Premises. Landlord and Tenant agree that Landlord will continue to hold said Deposit as a security deposit for the full and faithful performance by Tenant of each and every covenant, term and condition of this Lease Agreement. The Deposit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration of the term hereof, provided Tenant has fully performed hereunder. Such sum is not prepaid Rent and shall not be applied by Tenant to the Rent for the last (or any) months of the term of this Lease, or to any other amount due under this hereunder.

Landlord shall have the right to co-mingle such Deposit with any other accounts of Landlord, and shall not be required to keep a separate account for such security deposit. Landlord shall have the right to apply any part of said deposit to cure any default of Tenant and if Landlord does so, Tenant shall upon demand deposit with Landlord the amount so applied so that Landlord shall have the full Deposit on hand at all times during the Lease Term. In the event of a sale of the Building or a lease of the Building, subject to this Lease, Landlord shall transfer the Deposit to the vendee or lessee, and Landlord shall thereupon be released from all liability for the return of such Deposit and Tenant shall look to the new landlord solely for the return of said Deposit and this provision shall apply to every transfer or assignment made of the Deposit to a new landlord. The Deposit under this Lease shall not be assigned or encumbered by Tenant without the written consent of Landlord, and any such assignment or encumbrance without such consent shall be void.

7.    ACCESS TO THE LEASED PREMISES    Tenant agrees that Landlord shall have such rights to enter upon the Leased Premises (during normal business hours and upon giving Tenant reasonable advance notice), including rights of ingress and egress, as shall be necessary to enable it to exercise its powers, rights, duties and obligations as set forth in this Lease Agreement. Landlord shall further have the right to enter into and grant licensees the right to enter the Leased Premises during Tenant’s normal business hours, or in the case of a bona fide emergency at any time, upon reasonable notice to Tenant under the circumstances, for any purpose which Landlord may deem necessary, including, without limitation, for making structural repairs to the Building or the Leased Premises or any other repairs for which Landlord is responsible, or for exhibiting the Leased Premises to prospective purchasers, mortgagees or tenants.

8.    QUIET ENJOYMENT    Landlord covenants that so long as Tenant is not in default hereunder, it shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the term of this Lease Agreement and any renewal or extension hereof, subject to the provisions hereof, and of any mortgages, easements, restrictions, declarations and agreements to which the Leased Premises are now or shall hereafter be subject, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

9.    ALTERATIONS    Tenant shall make no material alterations, additions or improvements in or to the Leased Premises without Landlord’s prior written consent. In the event that Landlord consents to any alterations, additions or improvements, Landlord shall furnish to Tenant at the time of delivering the consent a listing of all of Landlord’s requirements with respect to construction. Any such alterations, additions or improvements shall be made at Tenant’s sole expense. Any alterations, additions, improvements or modifications to the Premises made by Tenant, shall be made in a good and workmanlike manner, and in accordance with all applicable laws, regulations, building and fire safety codes, and other governmental requirements, and in subject to the reasonable rules and conditions of

Landlord. For purposes hereof, material alterations, additions or improvements shall be those costing over $5,000.00.

Tenant has no authority or power to cause or permit any lien or encumbrance, whether created by act of Tenant, operation of law or otherwise, to be attached to or be placed upon the Leased Premises, and any and all liens and encumbrances created by Tenant shall be attached only to its interest in the Leased Premises. Any lien or claim of lien filed against the Leased Premises for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant shall, within ten (10) days thereafter, be discharged by Tenant, or, at the discretion of Tenant, be bonded pursuant to the Florida Construction Lien Law, at Tenant’s expense (but only if permitted by any mortgages which may encumber the Property). If Tenant fails to discharge (or, if permitted, bond) any such liens, then Landlord may, at its option, bond or discharge such lien, and the costs incurred by it in such discharge or bonding shall be due from Tenant on demand and shall bear interest at the rate of three percent (3%) per annum in excess of the Prime Rate as published from time to time in The Wall Street Journal or comparable publication.

10.    LIABILITY    Tenant shall defend, indemnify and hold harmless Landlord and Mortgagee, including their respective members, agents, employees and assignees from and against all causes of action, claims, damages, losses and expenses, including reasonable attorneys’ fees, resulting from or arising out of bodily injury or death, or damage to or destruction of property, in connection with Tenant’s use or occupancy of the Leased Premises, whether the same be asserted by third parties, Tenant or Tenant’s agents, contractors, employees, invitees or licensees, except to the extent caused by Landlord’s negligence or misconduct.

Moreover, Landlord and Mortgagee shall not be liable for any damage or injury to the Leased Premises, to any property thereon, to Tenant, its agents, contractors, employees, invitees or licensees, arising from any use or condition of the Leased Premises including, without limitation, any injury or damage to persons or property resulting from fire, explosion, collapse, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Leased Premises or from the pipes, appliances or plumbing works or from the rod, street or subsurface or from any other place or by dampness or by any other cause whatsoever, or from latent defects in the Building and Tenant shall defend, indemnify and hold Landlord and Mortgagee harmless from and against any and all causes of action, claims, damages, losses and expenses, including reasonable attorneys’ fees, in connection therewith, in all cases except to the extent caused by Landlord’s negligence or misconduct.

In addition, Tenant shall indemnify and hold Landlord harmless against any and all claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature (including, without limitation, arising from personal injury, death or property damage) in any way related to or arising out of:

(a)    the storage, use, manufacture or presence of any unpermitted Hazardous Substances (as hereinafter defined) on the Leased Premises;

(b)    the performance by Tenant of any inspection, investigation, study, sampling, testing, removal, containment or other remedial action or other cleanup related to Hazardous Substances; and

(c)    the failure by Tenant to conform with any applicable federal, state or local law, rule, regulation or order related to Hazardous Substances.

“Hazardous Substances” shall mean, without limitation, flammables, explosives, radioactive materials, radon, asbestos, urea formaldehyde foam insulation, lead-based paint, polychlorinated biphenyls, oil, petroleum or petroleum based or related substances, hydrocarbons or like substances and their additives or constituents, methane, solid wastes, refuse, garbage, construction debris, rubble, hazardous materials, hazardous wastes, toxic substances or related materials, and including without limitation, substances now or hereafter defined as “hazardous substances”, “hazardous materials”, “toxic substances”, “hazardous wastes” or “harmful” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 6901, et seq.), the Hazardous Materials Transportation Act, as amended (40 U.S.C. §§ 1801, et seq.), the Resource

Conservation and Recovery Act, as amended (41 U.S.C. §§ 6901 et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.), the Rivers and Harbors Appropriations Act (33 U.S.C. §§ 401-413), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), and in the regulations promulgated pursuant thereto, and any other applicable federal, state or local law, common law, code, rule, regulation, order, policy or ordinance, presently in effect or hereafter enacted, promulgated or implemented. In no event shall Tenant be liable or responsible for any Hazardous Substances in the Leased Premises prior to Tenant’s occupancy thereof.

11.    INSURANCE

(a)    Tenant shall, at its expense, at all times during the term of this Lease Agreement maintain in force a policy or policies of (i) comprehensive public liability insurance, including liability for both bodily injury and property damage, against claims for loss of life, bodily injury and property damage occurring in, on or about the Leased Premises or with respect to the operations of Tenant in the Leased Premises, in which the limit of public liability coverage shall be not less than Two Million Dollars ($2,000,000) combined single limit, for bodily injury, death, and property damage liability and (ii) special coverage casualty insurance covering property and inventory used or stored at the Leased Premises. The policy of public liability insurance set forth in (i) above shall be written by one or more insurance companies licensed to do business in the State of Florida, shall name Landlord as additional insured and as the certificate holder thereof, and shall not be cancelable or amendable for any cause without first giving Landlord thirty (30) days’ prior written notice. A certificate of said insurance or, at the request of the Landlord, a duplicate original of the policy, shall be delivered to Landlord on or before the Commencement Date, and certificates or, at the request of the Landlord, duplicate originals of the policy with respect to all renewals, extensions or replacements thereof shall thereafter be furnished to Landlord at least ten (10) days prior to the expiration or cancellation of any policies which they replace.

(b)    All policies set forth in Section 11(a) above shall be written on an occurrence basis.

(c)    Landlord shall maintain during the Term of this Lease Agreement insurance policies providing coverage for (i) special coverage risks casualty insurance for the Building for the full replacement value thereof, (ii) liability of Landlord for personal injury and property damage caused by occurrences on or connected with the Property and (iii) loss of rent by Landlord during periods for which rent is abated hereunder because of fire or casualty damage.

12.    FIRE OR OTHER CASUALTY    In the event that the Leased Premises shall be rendered wholly untenantable by fire or other casualty, the Landlord shall be entitled to the proceeds of all applicable insurance maintained by Landlord, and may, at its option, (a) terminate this Lease Agreement by giving Tenant written notice thereof within thirty (30) days from the date of said damage or destruction, or (b) repair or replace the Leased Premises to substantially the same condition as prior to the damage or destruction. If the Landlord fails to commence to repair the damage or destruction within thirty (30) days from the date of such damage or destruction, or if the Leased Premises shall not have been substantially replaced or repaired within one hundred twenty (120) days after the date of such damage or destruction, Tenant may at its option, terminate this Lease Agreement by giving written notice to Landlord within fifteen (15) days after Landlord’s failure to commence or substantially complete said repairs within the applicable time period. The rent herein required to be paid shall abate during the period of such untenantability.

If the Leased Premises shall be damaged in part by fire or other casualty, but still remain partially tenantable, Landlord shall repair the Leased Premises to substantially the same condition as prior to the damage. Landlord shall commence repair of the damage or destruction within sixty (60) days from the date of occurrence. During the period of such repairs and restorations, this Lease Agreement shall continue in full force and effect, and Tenant shall be required to pay the rent herein reserved, abated by the percentage of area of the Leased Premises destroyed or unusable as compared to the total area of the Leased Premises.

In the event that any damage or destruction occurs during the last twelve (12) months of the Initial Term or the Renewal Term, if any, to the extent of fifty percent (50%) or more of the insurable value of the Leased Premises, Landlord may elect to terminate this Lease Agreement by giving notice of such election to Tenant within thirty (30) days after such damage or destruction. In such event, Landlord shall receive the proceeds of the Landlord’s insurance policies without obligation to rebuild or restore the Leased Premises, and Tenant shall execute any waiver which may be required of it by any insurer or Landlord.

13.    EMINENT DOMAIN    In the event that all or any portion of the Leased Premises shall be taken by any governmental authority under the exercise of its right of eminent domain or similar right (or by act in lieu thereof), all right, title and interest in and to any award granted (or sums paid in lieu thereof) shall belong entirely to Landlord, and Tenant hereby assigns to Landlord all of its interest, title or claim, if any, in and to such award (or sums paid in lieu thereof), including, but not limited to, any part of such award attributable to Tenant’s leasehold interest, if any. In the event of a partial taking, rent shall be reduced as of the date of such taking by an amount which shall equitably reflect the portion of the property taken. If the taking is of such a substantial nature that (a) it includes more than 25% of the square footage of the Leased Premises and (b) Tenant cannot conduct its operations in the Leased Premises, Tenant shall have the option, to be exercised by notice in writing to the Landlord within thirty (30) days after such taking, of terminating this Lease Agreement, or, if such taking be total, this Lease Agreement shall terminate upon the taking. In the event that this Lease Agreement is terminated pursuant to this Section 13, Tenant shall not have any claim against Landlord for the balance of the unexpired term of this Lease Agreement.

14.    SUBORDINATION    This Lease Agreement shall be subject and subordinate to any mortgage which now encumbers or shall hereafter encumber the Property. This clause shall be self-operative and no further instrument of subordination need be required by the Mortgagee or Landlord. In confirmation of such subordination, however, Tenant shall, at Landlord’s request, promptly execute and deliver any appropriate certificate or instrument that Landlord may request.

15.    ESTOPPEL CERTIFICATE    Tenant shall, from time to time, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate in such form as Landlord may reasonably require, certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), the dates to which the rent and other charges have been paid, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and such other matters as may be required by Landlord or the holder of any mortgage to which the Leased Premises are subject, it being intended that any such statement delivered pursuant to this Section 15 may be relied upon by a prospective purchaser of Landlord’s interest or mortgagee of Landlord’s interest or assignee of any mortgage or deed or trust upon Landlord’s interest in the Leased Premises.

16.    DEFAULT

(a)    Any one or more of the following events shall constitute an “Event of Default” hereunder:

(i)    If any representation or warranty made by Tenant herein shall prove to be false, misleading or incorrect in any material respect as of the date made; or

(ii)    If Tenant fails to pay any installment of rent or additional rent within five (5) days after such rent is due; or

(ii)    If Tenant fails to remedy a default by it with respect to any of the other covenants, conditions and agreements contained herein or in any rider, exhibit or other addendum hereto, within fifteen (15) days after written notice thereof to Tenant; or

(iv)    If Tenant permanently abandons or vacates the Leased Premises or ceases to conduct its business therein; or

(v)    If a petition in bankruptcy is filed by Tenant or if proceedings under any bankruptcy or debtor’s relief law is filed against Tenant, or if Tenant becomes insolvent or admits in writing its inability to pay its debts as they become due, or if proceedings are taken by or against Tenant seeking the appointment of a receiver or similar relief.

(b)    If an Event of Default shall occur, Landlord may, in addition to any other right or rights which Landlord have, serve a written ten (10) days’ notice of cancellation of this Lease Agreement upon Tenant, and upon the expiration of said ten (10) days, this Lease Agreement and the Term hereunder shall end and expire as fully and completely as if the date of expiration of such ten (10) day period were the day herein definitely fixed for the end and expiration of this Lease Agreement and the Term hereof, and Tenant shall then quit and surrender the Leased Premises to Landlord, but Tenant shall remain liable as hereinafter provided. If the ten (10) day notice of cancellation shall have been given, and the term shall expire as aforesaid, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Leased Premises shall be taken or occupied by someone other than Tenant, then and in either of such events Landlord may, without notice, re-enter the Leased Premises and dispossess Tenant and the legal representative of Tenant or other occupant of the Leased Premises by summary proceedings or otherwise, and remove their effects and hold the Leased Premises as if this Lease Agreement had not been made, but Tenant shall remain liable hereunder as hereinafter provided.

(c)    In case of any such default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (i) all rent, additional rent and other sums then to be paid by Tenant pursuant to this Lease Agreement shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration, together with such reasonable expenses as Landlord may incur for legal expenses, attorneys’ fees, brokerage, and/or putting the Leased Premises in good order, (ii) Landlord may re-let the Leased Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease Agreement and may grant concessions or free rent, and/or (iii) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, any deficiency between the rents and other sums hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Leased Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease Agreement. In computing such damages there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with re-letting, such as legal expenses, attorneys’ fees, brokerage and for keeping the Leased Premises in good order. Landlord, at Landlord’s option, may make such alterations, repairs, decorations and replacements as are reasonably necessary or desirable for the purpose of re-letting the Leased Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Neither the failure or refusal of Landlord to re-let the Leased Premises or any part or parts thereof nor, in the event that the Leased Premises are re-let, the failure of Landlord to collect the rent under such re-letting shall release or affect Tenant’s liability for damages, and Landlord shall not in any way be liable for same, but, if Landlord fails to collect such rent, Tenant is hereby authorized to collect the same and apply the same to any indebtedness owing to Landlord. Landlord agrees to attempt in good faith to mitigate its damages in the event of a Tenant default hereunder, but Landlord shall not be deemed to have failed to attempt to mitigate such damages if Landlord leases other space in the Building, or in any other building, prior to attempting to relet the Leased Premises. Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease Agreement and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. Any such action may be an action for the full amounts of all rents then due or to be due to, and all damages then suffered or to be suffered by, Landlord. Mention in this Lease Agreement of any particular remedy shall not preclude Landlord from resorting to any other remedy, in law or in equity. The foregoing remedies and rights of Landlord are cumulative. Tenant expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s eviction or dispossession for any cause.

17.    FAILURE TO INSIST ON STRICT PERFORMANCE    The failure of Landlord to insist, in any one or more instances, upon a strict performance of any covenant, term, provision or agreement of this Lease Agreement shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect, notwithstanding any law, usage or custom to the contrary. The receipt by Landlord of rent with knowledge of the breach of any covenant or agreement hereunder shall not be deemed a waiver of the rights of Landlord with respect to such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the Landlord.

18.    SURRENDER OF LEASED PREMISES

(a)    Tenant shall, upon the termination of this Lease Agreement, by lapse of time or otherwise, return the Leased Premises to Landlord (i) free of any Hazardous Substances in order that the Leased Premises shall conform with all applicable federal, state or local laws, rules, regulations and orders related to Hazardous Substances and (ii) in as good condition as when received, loss by fire or other unavoidable casualty and reasonable wear and tear excepted. It is understood and agreed that the exception made as to “loss by fire or other unavoidable casualty” does not include damages, fires or casualties caused or contributed to by the negligent act of Tenant, its servants, agents, employees, invitees or licensees, to the extent such loss is not compensated for by insurance. Tenant shall surrender all keys to the Leased Premises and inform Landlord of all combinations on locks, safes and vaults therein.

(b)    All installations, additions, fixtures, and improvements in or upon the Leased Premises, whether placed there by Landlord or Tenant, including, without limitation, paneling, decoration, partitions, railings, millwork, cabinets, carpeting and flooring, shall, at Landlord’s option, become the property of the person who holds legal title to the Leased Premises and shall remain upon the Leased Premises at the termination of this Lease Agreement without compensation, allowance or credit to the Tenant; provided, however, Tenant shall have the option of removing any trade fixtures (including but not limited to computers and systems, furniture, monitors and electronics) which it installed in or upon the Leased Premises prior to the termination of this Lease Agreement, but Tenant shall remain responsible for repairing any damage caused to the Leased Premises by such removal.

(c)    Any furniture, equipment, computers and systems, monitors, electronics, machinery or movable property owned by Tenant and brought onto the Leased Premises during Tenant’s occupancy thereof and not removed at the termination of the Lease Agreement shall be deemed to have been abandoned by Tenant and shall, without any further act by Tenant, be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant and may be sold by Landlord or disposed of by Landlord as it sees fit. Any amount realized upon any such a sale shall be the property of Landlord. If Landlord has directed Tenant to remove any or all of such property, Tenant shall remain liable for the cost of its removal and for the cost of restoring the Leased Premises after such removal.

The provisions of this Section 18 shall survive the termination or expiration of this Lease Agreement.

19.    HOLDING OVER.    Should Tenant fail to vacate the Leased Premises at the termination hereof, such holding over shall operate and be construed to be a tenancy from month to month only, at a base monthly rental equal to double the base monthly rental payable for the last month of the term of this Lease Agreement (unless otherwise agreed to in writing by Landlord), plus additional rent as provided herein and subject to the conditions, obligations and provisions of this Lease Agreement. No such holding over or payment or acceptance of rent resulting therefrom shall constitute or be deemed a reconfirmation or renewal of this Lease Agreement. Nothing in this Section 21 shall be construed as a consent by Landlord to the possession of the Leased Premises after the expiration or termination of this Lease Agreement.

20.    EXPENSES AND ATTORNEYS’ FEES    In any litigation arising from the default in the performance of any of the provisions of this Lease Agreement by either Tenant or Landlord or through or because of Tenant’s use or occupancy of the Leased Premises, the prevailing party to any such litigation shall be entitled to receive from the other party reasonable attorneys’ fees and costs incurred in connection with such litigation. In the event that either Landlord or Tenant be made a party to such litigation commenced by a person other than the parties hereto, then such party performing the act or suffering the omission which is alleged to be the subject of the litigation shall pay all costs, expenses and reasonable attorneys’ fees incurred by the other party which arise from or in connection with such litigation.

21.    ASSIGNMENT OR SUBLETTING    Tenant shall not, without the prior written consent of Landlord, and the Mortgagee (if required by any mortgage which may encumber the Property), have the right to assign this Lease Agreement, or sublet, or encumber the Leased Premises in whole or in part, or permit any other person or entity to occupy or use same (such consent not to be unreasonably withheld). No attempted assignment or subletting, whether with the appropriate consent(s) or in violation of this Section 21, shall relieve Tenant from liability for payment of rent or other sums due hereunder, or from being bound by any of the terms, conditions, covenants and agreements of this Lease Agreement. Any subletting or assignment by Tenant shall be subject to and conditioned upon the following: (i) Tenant shall not be in default under any of the terms of this Lease Agreement; (ii) Tenant shall pay to Landlord all of the amounts paid by any assignee and any rentals in excess of the rent payable hereunder which are paid under any Sublease and (iii) Tenant shall deliver to Landlord a fully executed counterpart of the written assignment or sublease. Acceptance of rent from any other person or entity shall not be deemed a waiver of any of the provisions of this Lease Agreement or a consent to the assignment of this Lease Agreement or to the subletting, encumbrance or use or occupancy by another of the Leased Premises.

In the event that Landlord and/or any Mortgagee consent(s) to any proposed assignment, subletting, encumbrance, or granting of a right of use or occupancy, such consent shall not be deemed to be a consent to any other or further assignment, subletting, encumbrance or granting of a right of use or occupancy.

Landlord agrees to attempt in good faith to mitigate its damages in the event of a Tenant default hereunder, but Landlord shall not be deemed to have failed to attempt to mitigate such damages if Landlord leases other space in the Building, or in any other building, prior to attempting to relet the Leased Premises.

22.    SMOKING AND NON-SMOKING AREAS    Landlord shall have the right to designate areas of the Building and the Property as non-smoking areas or smoking areas. Tenant shall not allow, and shall use its best efforts to prevent, smoking in any portions of the Building or the Property designated by Landlord as non-smoking areas by any employees, agents, contractors or other visitors of Tenant.

23.    RADON GAS    The following notice is given to comply with Section 404.056(8), Florida Statutes: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

24.    MISCELLANEOUS

(a)    This Lease Agreement shall inure to the benefit of, and shall be binding upon, the Landlord and the Tenant, and their respective successors and assigns.

(b)    This Lease Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

(c)    All notices, certificates or other communications hereunder shall be sufficient if sent by registered or certified United States mail, postage prepaid, addressed, if to Landlord, to Xenia Management Corporation, 965 Bayshore Boulevard, Safety Harbor, Florida 34695 or to such other person or address as Landlord may hereafter direct by giving notice as provided herein; and if to Homeowners Choice, Inc., at the Leased Premises or to such other address as Tenant may hereafter direct by giving notice as provided herein.

(d)    This Lease Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between Landlord and Tenant relating to the rental of the Leased Premises.

(e)    If any clause, provision or section of this Lease Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions thereof.

(f)    This Lease Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

(g)    Each of Landlord and Tenant does hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Lease Agreement or the Leased Premises or any matters whatsoever arising out of or in any way connected with this Lease Agreement.

(h)    The provision of this Lease Agreement relating to waiver of a jury trial and the right of redemption shall survive the termination or expiration of this Lease Agreement.

25.    CONSTRUCTION    In this Lease Agreement, unless the context otherwise requires:

(a)    The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of the execution and delivery of this Lease Agreement.

(b)    Any headings preceding the texts of the several Sections of this Lease Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Lease Agreement, nor shall they affect its meaning, construction or effect.

26.    FORCE MAJEURE    This Lease Agreement and the obligation of Tenant to pay rent and additional rent hereunder and to perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall not be affected, impaired or excused because Landlord is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply, or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of a strike or labor trouble, or governmental preemption in connection with a National Emergency or in connection with any rule, order or regulation of any department or subdivision thereof or of any governmental agency, or by reason of the condition of supply and demand which have been or are affected by war or other emergency, or by any other condition beyond the control of Landlord.

27.     NO RECORDATION OF LEASE    Neither this Lease Agreement nor any notice or memorandum thereof shall be recorded in the public records.

28.    REPRESENTATIONS AND WARRANTIES OF TENANT    Tenant represents and warrants that the execution, delivery and performance of this Lease Agreement and the consummation of the transactions herein contemplated have been duly authorized by all requisite corporate action on the part of the Tenant and will not violate any provision of law, any order of any court or agency of government, or the certificate of incorporation or by-laws of the Tenant, or any indenture, agreement or other instrument to which the Tenant is a party or by which it or any of its property is bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument or result in the imposition of any lien, charge or encumbrance of any nature whatsoever.

29.    NON-RECOURSE TO LANDLORD    This Lease Agreement shall be nonrecourse to Landlord, and Tenant shall look only to Landlord’s equity in the Leased Premises in the event of any damages or claims which Tenant may assert against Landlord arising out of or in connection with this Lease Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

Signed, sealed and delivered                                         2340 Drew St, LLC

in the presence of (two witnesses                                             a Florida limited liability

for each signature):                                                                  company

Witnesses:

Print Name:	George Apostolou	/s/ Gregory Politis
Gregory Politis

Print Name:	Anthony Saravanos	Its:	Managing Member

		Date:	4/8/08

Homeowners Choice, Inc
Witnesses:

Print Name:	Richard Allen	By:	/s/ F.X. McCahill, III

Print Name:	/s/ Richard Allen	Name:	F.X. McCahill, III
Print

Witness:	/s/ Anthony Saravanos	Its:	President

Print Name:	Anthony Saravanos	Date:	4/8/08

EXHIBIT A

PROPERTY LEGAL DESCRIPTION

EXHIBIT B

Landlord shall construct and install improvements in the Leased Premises, at Landlord’s expense, substantially in accordance with the plans and specifications the improvements described in Exhibit B and Schedule 1 hereof. Landlord shall commence construction and installation of said tenant improvements in the Leased Premises within a reasonable time after full execution and delivery of this Lease, and Landlord shall complete the construction and installation of said improvements within a reasonable time thereafter. Tenant shall be responsible for costs or expenses associated with any work that is in addition to the Tenant Improvements described in Schedule 1.

Schedule 1

Tenant Improvements

Flooring:

Entry Area and Conference Room – wood or tile (our choice). Our upgraded floor area will continue on either side of the conference room and run South, stopping at the end of the conference room to the West. The East upgraded floor hallway will run up to the exit hallway.

Break Area – tile floor

Ceiling Height:	11’ approved by Landlord

Alarm:	Pre-wired Alarm wiring (cameras if any) to be paid for by Homeowners

Windows:	e-glass film included

Window Treatment:	The build out includes 1 inch plastic horizontal blinds. The Landlord is investigating the cost of upgrading to the 2” vertical blinds.

Base Boards:	Wood in the entry area and conference room with vinyl in the balance of the space. Wood Base Boards will be 6”

Doors:	Side lights framed adjacent to all of the internal doors. Main Doors into the Homeowners office (second floor) will be Cherry

Chair Rail:	Included in the conference room and waiting area if part of the design

Crown Molding:	To be included in the conference room and waiting area 6” tall

Walls:	Framed, Dry walled, Sanded and Painted

Kitchen Countertops:	Granite

Lighting:	2x4 lay in “egg crate” lights with canned spot lighting where indicated on the final architect plan

Wall Support:	Per plan, strengthened stud support, for watts which will support flat screen monitors and/or dry erase board cabinets

Electrical Outlets:	To be included in the build out per the final architect plan

HVAC:	Split, Balanced, Ducted throughout the office, per the plan. This includes any additional cooling required in the Server/Equipment room. 4 (5 ton) units with separate thermostats will be included.

CAT 6:	Installation to be paid for by the Tenant. Estimated by George Apostolou to cost $15,000. This aspect can be priced out by a number of vendors including the company that is doing the installation for the Politis office.

Security:	An Intercom/Badge system will be installed for the main entrance door to the building. A camera/intercom system for the main Homeowners entrance (second floor) will need to be provided by the Landlord.

Restrooms:	In addition to the “common area” bathrooms shared with the Landlord, There will be a separate washroom with a shower, sink and toilet fixture.

Redundant Power:	The possibility of provisioning for a back-up power supply either a generator or on-site power facility is being evaluated.